UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2009

AEROVIRONMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33261	95-2705790
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

181 W. Huntington Drive, Suite 202
Monrovia, CA	91016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 357-9983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 2, 2009, AeroVironment, Inc. (AV) received a modification to its Award Contract, dated August 15, 2005, between AV and U.S. Army Aviation & Missile Command relating to AV’s Raven B small unmanned aircraft systems (the Raven B Contract).  The modification incorporated into the Raven B Contract options to purchase Digital Data Link (DDL) Raven Systems, including Initial Spares Packages (ISPs) and Retrofit Kits, totaling approximately $66.6 million. The options may be exercised in one or more increments through December 2, 2010, although there is no assurance that any of the options will be exercised.  Release of funds under the contract will only occur if and when the options are exercised.  With the addition of this latest modification, the Raven B Contract has a total contract value, including unexercised options, of approximately $506.5 million. As of December 2, 2009, orders in the amount of approximately $347.2 million had been placed under the Raven B Contract, and orders in the amount of approximately $318.0 million had been delivered.

The foregoing description of the modification to the Raven B Contract does not purport to be complete and is qualified in its entirety by reference to the complete text of the Raven B Contract, which includes all modifications to date, which will be filed as an exhibit to AV’s Quarterly Report on Form 10-Q for the quarter ending January 30, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROVIRONMENT, INC.

Date: December 8, 2009	By:	/s/ Timothy E. Conver
Timothy E. Conver
President and Chief Executive Officer